CONVERTIBLE PROMISSORY NOTE
$185,000 PLUS INTEREST DUE & PAYABLE

THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR APPLICABLE EXEMPTION OR SAFE HARBOR PROVISION.

FOR VALUE RECEIVED, on the Effective Date, as defined below, **VoIP, Inc**. as Obligor (a "Borrower," or "Obligor"), hereby promises to pay to the Lender ("Lender" or " Holder"), as defined below, the Principal Sum, as defined below, along with the Interest Rate, as defined below, according to the terms herein.

The Principal Sum and accrued interest of this note are personally guaranteed by the undersigned, Anthony Cataldo, subject to the "Prepayment Terms" set forth below.

The "Effective Date" shall be:	October 5, 2007
The "Lender" shall be:	JMJ Financial / Justin W. Keener THE LENDER IS AN "ACCREDITED INVESTOR" UNDER THE INVESTOR SUITABILITY STANDARDS IMPOSED BY RULE 501, SUBSECTION (A), OF THE GENERAL RULES AND REGULATIONS PROMULGATED UNDER THE SECURITIES ACT OF 1933.
The "Principal Sum" shall be:	$185,000 (one hundred eighty five thousand US Dollars); Subject to the following: accrued, unpaid interest shall be added to the Principal Sum.
The "Consideration" shall be:	$150,000 (one hundred fifty thousand) dollars by way of a wire transfer or cashier's check .
The "Interest Rate" shall be:	6% per year, compounded annually on the Principal Sum. No interest or principal payments are required until the Maturity Date, but both principal and interest may be included in conversion prior to maturity date.
The "Conversion Price" shall be the following price:	As applied to the Conversion Formula set forth in 2.2, the lesser of (a) $0.85 or (b) 70% of the average of the three lowest closing bid prices in the 10 trading days previous to the conversion; as applies to VoIP, Inc. voting common stock.
The "Maturity Date" is the date upon which the Principal Sum of this Note, as well as any unpaid interest shall be due and payable, and that date shall be:	October 5, 2010
The "Prepayment Terms" shall be:	At any time, with notice as set forth in Section 3.1, Borrower may offer to prepay this Note at 135% of the Principal Sum and accrued interest balance. Upon receiving a bona fide offer for prepayment with verified funds, Holder will have 10 (ten) calendar days to either accept the prepayment offer or reject the prepayment offer. In the event that Holder rejects the prepayment offer, Anthony Cataldo's personal guarantee of the Principal Sum and accrued interest would be extinguished for the duration of the term of this Note.

ARTICLE 1 PAYMENT-RELATED PROVISIONS

1.1 Demand. Upon notice by holder, this Note is payable on Demand at any time for any reason.

1.2 Interest Rate. Subject to the Holder's right to convert, interest payable on this Note will accrue interest at the Interest Rate and shall be applied to the Principal Sum.

ARTICLE 2 CONVERSION RIGHTS

The Holder will have the right to convert the Principal Sum and accrued interest under this Note into Shares of the Borrower's Common Stock as set forth below.

2.1 Conversion Rights and Cashless Exercise. The Holder will have the right at its election from and after the Effective Date, and then at any time, to convert all or part of the outstanding and unpaid Principal Sum and accrued interest into shares of fully paid and nonassessable shares of common stock of VoIP, Inc. (as such stock exists on the date of issuance of this Note, or any shares of capital stock of VoIP, Inc. into which such stock is hereafter changed or reclassified, the "Common Stock") as per the Conversion Formula set forth in Section 2.2. Any such conversion shall be cashless, and shall not require further payment from Holder. Unless otherwise agreed in writing by both the Borrower and the Holder, at no time will the Holder convert any amount of the Note into common stock that would result in the Holder owning more than 4.99% of the common stock outstanding of VoIP, Inc. Shares from any such conversion will be delivered to Holder within 2 (two) business days of conversion notice delivery (see 3.1) via 10:30am priority overnight delivery service.

2.2 Conversion Formula. The number of shares issued through conversion is the conversion amount divided by the conversion price.

$$\# \text{ Shares} = \frac{\text{Conversion Amount}}{\text{Conversion Price}}$$

2.3 Conversion Formula Adjustments. At Borrower's option, with written approval by Holder, the Conversion Formula described in Sections 2.2 and the number and kind of shares or other securities to be issued upon conversion may be subjected to adjustment upon any of the events or similar events as described in 2.3.1 to 2.3.3. The adjustment due to any of the described events shall be: The result of the Conversion Formula described in 2.2 above shall be multiplied by (2) two, such that the number of shares calculated in the Conversion Formula would be doubled.

2.3.1. Merger, Consolidation or Sale of Assets. If the Borrower at any time consolidates with or merges into, or sells or conveys all or substantially all of its assets to, any other entity, the unpaid Principal Sum of this Note and accrued interest thereon will thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable, on account of

such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance. The foregoing provision will similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Note will apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

2.3.2. Reclassification. If the Borrower at any time, by reclassification or otherwise, changes the Common Stock into the same or a different number of securities of any class or classes, the unpaid Principal Sum of this Note and accrued interest thereon will thereafter be deemed to evidence the right to purchase such number and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

2.3.3. Stock Splits, Stock Dividends, and Combinations. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a stock dividend is paid on the Common Stock.

2.4. Adjustment Upon Dilutive Offers, Agreements, or Sales. If the Borrower, at any time while this Note is outstanding, enters into an agreement under which it issues or agrees to issue either its common stock, options, or warrants to purchase or convert to its common stock at a price or exercise price or conversion price (a "Subsequent Share Price"), as the case may be, that is less than the conversion price or subsequent conversion formula result set forth in Section 2.2, then the conversion price set forth in Section 2.2 shall be automatically adjusted to equal the Subsequent Share Price.

2.5 Reservation of Shares. As of the issuance date of this Note and for the remaining period during which the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Borrower agrees that its issuance of this Note constitutes full authority to its officers, agents and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

2.6 Conversion Floor. The Borrower has the right to enforce a conversion floor of $0.75 per share as follows. If Borrower receives a conversion notice in which the Conversion Price is less than $0.75 per share, the Borrower, at its option, may notice the holder of its intention to adjust the Conversion Price upwards to $0.75 per share (a "Conversion Price Adjustment Notice"). Upon receiving a Conversion Price Adjustment Notice, Holder may elect to proceed with the conversion at the Conversion Price of $0.75, or Holder may elect to terminate the conversion. In the event Holder terminates the conversion following a Conversion Price Adjustment Notice, Holder may make full demand on the Note for principal balance and accrued interest. If after 7 (seven) calendar days the Borrower defaults on a demand made on the note, the Borrower's right to a conversion floor of $0.75 cents per share shall be extinguished for the duration of the term of this Note.

ARTICLE 3 MISCELLANEOUS

3.1. Notices. Any notice required or permitted hereunder must be in writing and either personally served, sent by facsimile or email transmission, or sent by overnight courier. Notices will be deemed effectively delivered at the time of transmission if by facsimile or email, and if by overnight courier the business day after such notice is deposited with the courier service for delivery.

3.2. Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, means this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

3.3. Assignability. This Note will be binding upon the Borrower and its successors and permitted assigns, and will inure to the benefit of the Holder and its successors and permitted assigns, and may be assigned by the Holder.

3.3. Governing Law. This Note will be governed by, and construed and enforced in accordance, with the laws of the State of Florida, without regard to the conflict of laws principles thereof.

3.5. Maximum Payments. Nothing contained herein may be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum will be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

3.6. Attorney Fees. In the event any attorney is employed by either party to this Note with regard to any legal or equitable action, arbitration or other proceeding brought by such party for the enforcement of this Note or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Note, the prevailing party in such proceeding will be entitled to recover from the other party reasonable attorneys' fees and other costs and expenses incurred, in addition to any other relief to which the prevailing party may be entitled.

3.7. Change of Officer, Change of Control. In the event that Anthony Cataldo is replaced as Chairman and/or CEO of VoIP, Inc. or in the event that VoIP, Inc. undergoes a change in majority control, the Holder has the right to make this Note payable on demand as set forth in Section 1.1.

3.8. No Public Announcement. No public announcement may be made regarding this Note, payments, or conversions without written permission by both Borrower and Holder.

3.9. Opinion of Counsel. In the event that an opinion of counsel is needed for any matter related to this Note, Holder has the right to have any such opinion provided by its counsel. Holder also has the right to have any such opinion provided by Borrower's counsel.

3.10. Effective Date. This Note will become effective only upon occurrence of the three following events: the Effective Date of October 5, 2007 has been reached, execution by both parties, and delivery of cleared and valid payment by the Lender.

3.11. Director's Resolution. Once effective, Borrower will execute and deliver to Holder a copy of a Board of Director's resolution resolving that this note is validly issued, paid, and effective.

BORROWER[S]:	**LENDER/HOLDER:**
Anthony Cataldo Chairman & CEO VoIP, Inc.	JMJ Financial / Justin Keener
Dated: Oct. 5, 2007	Dated: 10/11/07

SAMPLE

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert the Note)

The undersigned hereby elects to convert a portion of the Note issued by VoIP, INC. on October 5, 2007 into Shares of Common Stock of VoIP, INC. according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:____

Conversion Amount:____

Conversion Price:____

Shares To Be Delivered:____________________________________

Signature:____

Print Name:____

Address:____

____

____

Shares must be delivered to Holder within 2 (two) business days of conversion notice via 10:30am priority overnight delivery service.